Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into this 1st day of October, 2021, by and between Brain Scientific Inc. (together with any and all parent and subsidiary entities, “Company”) and Hassan Kotob (“Executive”).

WHEREAS, Executive and Piezo Motion Corp. (“Piezo”) entered into that certain Executive Employment Agreement dated as of April 30, 2020 (the “Original Employment Agreement”);

WHEREAS, on June 11, 2021 Company entered into an Agreement and Plan of Merger and Reorganization with Piezo and BRSF Acquisition Inc., a wholly-owned subsidiary of Company (“Merger Sub”) pursuant to which Merger Sub will be merged with and into Piezo, Merger Sub will cease to exist and Piezo will survive as a wholly-owned subsidiary of Company (the “Merger”); and

WHEREAS, as a condition to and contemporaneous with the consummation of the Merger, (a) Executive and Piezo wish to terminate the Original Employment Agreement and (b) Executive and Company wish to enter into an employment agreement such that Executive shall serve as the Executive Chair and Chief Executive Officer of Company in accordance with the terms and conditions stated below;

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Title; Role; Duties.

(a) Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Executive Chairman and CEO and appoint Executive to the Board of Directors of Company (“Board”) beginning on the Commencement Date described in Section 2 of this Agreement. Executive accepts such employment and appointment upon the terms and conditions set forth herein. Executive agrees to endeavor to fulfill and satisfy the duties and responsibilities that are customary for such position taking into consideration the size of Company, the industry and location in which Company operates and such other applicable conditions. During Executive’s employment, Executive shall devote the majority of Executive’s business time, energies and efforts to the business and affairs of Company, and shall act in conformity in all material respects with the written policies and as the Board reasonably directs at all times. For the avoidance of doubt, Executive may (i) serve on corporate boards (or other similar governing bodies of other business enterprises or organizations), (ii) serve on corporate, industry or governmental advisory boards (or other similar consultative or advisory bodies), (iii) serve on civic, political or charitable boards (or similar governing bodies) or engage in civic, charitable or political activities, and (iv) manage his personal investments, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided in each case that such activities do not, individually or in the aggregate, materially conflict or interfere with the performance of Executive’s duties under this Agreement. Executive shall be permitted to work and provide services in such locations as he deems appropriate, including in the Miami, FL vicinity.

(b) Executive shall serve as a member of the Board of Directors of Company (including, for the avoidance of doubt, all subsidiaries of Brain Scientific Inc.) for so long as he either is employed by Company (including, for the avoidance of doubt, employment by any subsidiary of Brain Scientific Inc.) or owns 2% or more of the outstanding equity of the Brain Scientific Inc.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on or before September 10, 2021 (the “Commencement Date”), and shall continue until terminated hereunder by either party.

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Executive’s death.

(ii) Termination by Company.

(A) If because of Executive’s Disability (as defined in Section 2(c) below), upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B) If for Cause (as defined in Section 2(d) below), upon written notice by Company to Executive that Executive’s employment is being terminated for Cause and that sets forth the factual basis supporting the alleged Cause, which termination shall be effective on the latest of the date of such notice, the end of the applicable cure period, as set forth in Section 2(d) below, or such later date as specified in writing by Company; provided that if Executive has cured the circumstances giving rise to Cause as set forth in Section 2(d) below, then such termination shall not be effective; or

(C) If by Company for reasons other than Disability or Cause, upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective on the date of such notice or such later date as specified in writing by Company.

(iii) Termination by Executive.

(A) If for Good Reason (as defined in Section 2(e) below), upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective on the date of such notice or such later date as specified in writing by Executive; or

(B) If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least ten (10) days after the date of such notice; provided that Executive and Company may agree upon an earlier effective date.

(c) Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for a continuous period of at least one hundred eighty (180) days because Executive’s physical or mental health has become so impaired as to make it impossible or impractical even with reasonable accommodation for Executive to perform the duties and responsibilities contemplated hereunder.

(d) Definition of “Cause”. As used herein, “Cause” shall mean: (i) Executive’s engagement in willful misconduct or gross negligence in connection with the performance of his material duties hereunder, which, in each case, is materially injurious to Company; (ii) Executive’s conviction (after the exhaustion of all available appeals) of (A) any felony or (B) any crime involving embezzlement, knowing misappropriation of funds, or fraud with respect to Company or otherwise in his capacity as an employee of Company or member of the Board; (iii) Executive’s material breach of the Confidentiality Agreement (as defined below) or similar written agreement enter into by Executive and Company; or (iv) Executive’s material breach of this Agreement; provided that if the circumstance(s) in subsection (i), (iii), or (iv) is (or are) capable of being cured, Company has first provided Executive with written notice setting forth in reasonable detail the circumstance(s) that Company alleges constitute(s) “Cause” and Executive has failed to cure such circumstance(s) within a period of thirty (30) days after the date of receipt of such written notice.

(e) Definition of “Good Reason”. As used herein, “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s written consent: (i) a relocation of Executive’s principal business location to a location more than twenty (20) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s title, duties, authority or responsibilities; (iii) a reduction in Executive’s Base Salary; (iv) a material diminution of Executive’s benefits as in effect at any point in time; (iv) any requirement that Executive report to any supervisor other than the Board; (v) a material diminution in the budget over which Executive retains authority; or (vi) a material breach by Company of this Agreement or any other written agreement between Executive and Company. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

3. Compensation.

(a) Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of three hundred and ninety thousand dollars ($390,000.00). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall review the Base Salary at least annually and may increase, but not decrease, the Base Salary, and the Base Salary shall be adjusted so as to maintain a positive difference of not less than 115% of the base salary of any other employee, officer, or consultant of Company.

(b) Annual Bonus. Executive shall be eligible to receive an annual bonus, which shall be payable in cash or equity as Executive and the Board mutually agree (the “Annual Bonus”). The amount and milestones for each year’s Annual Bonus shall be agreed to by Executive and the Board (or an appropriate committee thereof) no later than thirty (30) days prior to the beginning of the applicable year (or such later time as Company and Executive mutually agree in writing); and upon achievement of the milestones, the Annual Bonus shall be at least two hundred fifty thousand dollars ($250,000). The Annual Bonus shall be paid to Executive as soon as administratively practicable after the end of, but in no event later than March 15th of the calendar year immediately following, the calendar year in which it was earned. Company shall deduct from the Annual Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. For the current calendar year, Executive shall be eligible for the full amount of the Annual Bonus taking into account services rendered to Piezo prior to the Commencement Date, subject to the terms and conditions described above.

(c) [RESERVED]

(d) Paid Time Off. Executive shall be entitled to an annual paid vacation of five weeks each year, accruing monthly on a pro rata basis (or any greater number of days offered generally to executives of Company). Executive also shall be entitled to customary sick and personal leave time in accordance with Company policies then in effect, as may be amended from time to time.

(e) Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to senior executives or Company, if and when Company offers such plans and benefits, subject to the terms of each applicable plan. Company shall not amend, modify or discontinue any benefit plans or fringe benefits without written approval of Executive or as may be required by applicable law. If Company does not have provide health benefits, long-term disability, short-term disability and/or life insurance (such life insurance to be in an amount of at least $5,000,000), Company shall reimburse Executive for the reasonable expenses Executive incurs in obtaining such benefits personally. Additionally, the Company shall reimburse you for the reasonable expenses incurred in connection with your obtaining an executive physical examination on an annual basis.

(f) Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Such business expenses shall include reimbursement of payments of rent and associated office expenses in connection with Executive maintaining an office for Company in the region of Miami, Florida. Executive shall be entitled to travel in business class. Company shall reimburse Executive for all reasonable costs and expenses he incurs that are associated with his involvement with Company, including without limitation any associated legal and accounting costs and expenses. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred.

(g) Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services to Company pursuant to applicable law, the By-Laws and charter of Company, and any applicable directors and officers (“D&O”) liability insurance policy of Company. If not already obtained as of the date hereof, Company shall obtain, within thirty (30) days of the date hereof, from financially sound and reputable insurers D&O liability insurance policy in an amount of at least $10,000,000 and on terms and conditions satisfactory to Executive and shall use commercially reasonable efforts to cause such insurance policy to be maintained until such time as Executive agrees in writing that such insurance should be discontinued. If any such D&O liability insurance policy is terminated, lapses or is not renewed for any reason, Company shall notify Executive in writing promptly (and in any event within two business days). If Executive is not already a party to an indemnification agreement with Company, Company and Executive shall enter into an Indemnification Agreement in the form attached to this Agreement as Exhibit A.

(h) Information Rights. For so long as Executive owns 2% or more of the outstanding equity of Company, Company shall deliver to Executive:

(i)	within one hundred twenty (120) days after the end of each fiscal year of Company (A) a consolidated balance sheet as of the end of such year, (B) consolidated statements of income and of cash flows for such year, and a comparison between (1) the actual amounts as of and for such fiscal year and (2) the comparable amounts for the prior year and as included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (3) a statement of stockholders’ equity as of the end of such year;

(ii)	within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of Company, consolidated unaudited statements of income and cash flows for such fiscal quarter, and an unaudited consolidated balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments; and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iii)	within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the common stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit Executive to calculate his percentage equity ownership in Company; and

(iv)	no later than thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by Company.

Notwithstanding the foregoing, if any investor in or lender to Company obtains rights to receive information about Company that are more expansive or on terms more favorable to the recipient than the above, then Executive shall have the option in his sole discretion to receive the same such other information rights without regard to any status as a “Major Investor” or any other conditions, whether based on threshold shareholdings or otherwise.

4. Payments upon Termination.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid, any Annual Bonus previously earned by Executive but not yet paid, any accrued and unused vacation or sick or personal leave, and the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b) Termination by Company for Cause, by Executive without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall not be eligible for payments or benefits described in Section 4(c) below.

(c) Termination by Company without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of Company other than for Cause, Disability or death, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following:

(i) Severance Payments. Payment in an amount equal to Executive’s then-current Base Salary until such date that is the later of the (A) three (3) year anniversary of the date of the Commencement Date and (b) twelve (12) month anniversary of the effective date of such termination (the “Continuation Period”), less customary and required taxes and employment-related deductions, paid in one lump sum amount within thirty (30) days following the effective date of termination from employment, provided that if the 30th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payment shall be made in such subsequent calendar year.

(ii) Severance Bonus. Payment of a severance bonus in an amount equal to a pro rata portion of the target Annual Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates, less customary and required taxes and employment-related deductions, paid in one lump sum amount within thirty (30) days following the effective date of termination from employment, provided that if the 30th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payment shall be made in such subsequent calendar year.

(iii) Acceleration of Vesting. All stock options, restricted stock and other equity issued or granted to, or purchased by, Executive that were subject to vesting shall immediately and automatically become fully vested and immediately exercisable.

(iv) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive health insurance coverage at no cost to Executive, until the earlier to occur of (A) the last day of the Continuation Period or (B) the date Executive elects to participate in the group health plan of another employer. Subject to Company’s obligation under COBRA to provide timely notice, Executive shall bear responsibility for applying for COBRA continuation coverage.

(d) Release Agreement. Company shall not be obligated to pay Executive the severance payments or benefits described in this Section 4 unless Executive has executed, no later than sixty (60) days following Executive’s separation from service, a release agreement in substantially the form attached hereto as Exhibit B.

(e) COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Section 4(b) or 4(c) above.

5. Confidentiality; Inventions Assignment. In light of the competitive and proprietary aspects of the business of Company, and as a condition of employment hereunder, Company and Executive shall enter into a Confidentiality and Inventions Assignment Agreement in the form attached to this Agreement as Exhibit C.

6. Property and Records. Upon the termination of Executive’s employment hereunder, or if Company otherwise requests in writing, Executive shall: (i) return to Company all tangible business information and copies thereof, and (ii) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same; provided, however, that the provisions of this Section 6 will not prohibit (A) retention of any documents relating to Executive’s compensation, benefits from or ongoing obligations to Company or any of its affiliates, including this Agreement and any exhibits, appendices or attachments, or (B) copies of any information reasonably required for tax preparation purposes and copies of any contacts, calendars and personal correspondence.

7. Taxation.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be either exempt from or in compliance therewith, so that it shall not cause adverse tax consequences for Executive with respect to Section 409A, and any successor statute, regulation and guidance thereto. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(b) In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 of this Agreement must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 of this Agreement that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(b) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 of this Agreement if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 of this Agreement which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4 of this Agreement.

(c) It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A.

(d) All reimbursements that would be considered nonqualified deferred compensation under Section 409A and provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(e) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a change of control or sale of Company (for purposes of this Section 7(e), a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then Executive shall determine which method shall be followed, provided that if Executive fails to make such determination within thirty (30) days after Company has sent Executive written notice of the need for such reduction, Company may determine the amount of such reduction in its reasonable discretion. The determination as to whether and to what extent payments under this Agreement or otherwise are required to be reduced in accordance with this Section 7(e) shall be made at Company’s expense by an nationally or regionally recognized accounting firm that both Executive and Company agree upon (the “Accountants”). In the event that any payments under this Agreement or otherwise are required to be reduced as described in this Section 7(e), the adjustment will be made, first, by reducing the cash severance, if any, due to the Executive pursuant to Section 4(c) and/or 4(e) of this Agreement, as applicable; and second, if additional reductions are necessary, by reducing the COBRA continuation benefits due to the Executive under Sections 4(c) of this Agreement, as applicable. In the event that there has been any underpayment or overpayment under this Agreement or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

8. Conflicting Agreements. Company acknowledges that Executive may have obligations to prior employers to safeguard and not use the confidential information of those companies and related matters.  Company expects Executive to honor such obligations and that Executive has not taken any documents, electronic information or any other confidential information from any previous employer, and that Executive has returned (or deleted if so instructed) such information.  Executive also acknowledges that Executive shall not use in the performance of Executive’s responsibilities for Company any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

9. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; or (iii) by certified or registered mail, return receipt requested, upon verification of receipt.

●	Notices to Executive shall be sent to:

The last known address in Company’s records or such other address as Executive may specify in writing, with a copy to (provided that delivery of such copy shall not constitute notice to Executive for purposes of this Agreement):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Laurence P. Naughton, Esq.

Email: LPNaughton@mintz.com

●	Notices to Company shall be sent to:

Brain Scientific Inc.

125 Wilbur Place, Suite 170

Bohemia, NY 11716

Attn: Board of Directors

or to such other Company representative as Company may specify in writing, with a copy to:

[Name]

[Address]

[Address]

Attn:

Email:

(b) Modifications; Amendments; Waivers; Consents. The terms of this Agreement may be modified or amended only by written agreement executed by Executive and Company. The terms of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(c) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company; provided that if Executive should die, all amounts due following Executive’s death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

(d) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state and U.S. federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state or U.S. federal courts located in the State of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(e) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(f) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(g) Survivorship. The respective rights and obligations of the parties to this Agreement shall survive the termination of this Agreement or Executive’s employment hereunder for any reason to the extent necessary for the intended preservation of such rights and obligations. In furtherance of and not in limitation of the foregoing and for the avoidance of doubt, the provisions of Section 3(g) shall survive any termination or expiration of this Agreement and any termination of Executive’s employment indefinitely.

(h) Representation. Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations hereunder shall not violate any agreement between Company and any other person or entity.

(i) Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(j) Interest. Any amounts owed to Executive pursuant to this Agreement and that remain unpaid for more than twenty (20) days shall accrue interest at a rate per annum equal to the lesser of either (i) fifteen percent (15%), compounded daily, or (ii) the maximum rate of interest that may be collected from Company under applicable law.

(j) Original Agreement. Upon execution of this Agreement by Executive, Company and Piezo, the Original Employment Agreement shall be terminated and of no further force or effect.

(k) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HASSAN KOTOB		BRAIN SCIENTIFIC INC.

By:	/s/ Hassan Kotob	By:	/s/ Bonnie-Jeanne Gerety
Signature			Name:	Bonnie-Jeanne Gerety
Address:			Title:	Chief Financial Officer

FOR PURPOSES OF SECTION 9(j)

PIEZO MOTION CORP.

By:	/s/ Bonnie-Jeanne Gerety
	Name:	Bonnie-Jeanne Gerety
	Address:	Chief Financial Officer

EXHIBIT A

Indemnification Agreement

EXHIBIT B

Confidentiality and Inventions Assignment Agreement

EXHIBIT C

FORM OF SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”), dated as of [●], is entered into between Brain Scientific Inc. (together with its subsidiaries, affiliates, successors and assigns, the “Company”), and [●] (“Executive”) (Executive, together with the Company, the “Parties” and each a “Party”).

WHEREAS, Executive served as the Executive Chairman and CEO and member of the Board of Directors (the “Board”) of the Company pursuant to that certain Executive Employment Agreement dated [●] (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company and engagement as a member of the Board and any committees thereof ended effective as of [●]; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set out below, the Parties hereby agree as follows:

1.	Employment Separation Date. Effective as of [●] (the “Separation Date”), Executive’s employment with the Company and engagement in any role pursuant thereto, including but not limited to serving on the Board and any committees thereof, shall end on the Separation Date. This Agreement constitutes the release agreement contemplated by Section 4(d) of the Employment Agreement.

2.	Payments and Benefits.

a.	The Company shall provide Executive with the Accrued Obligations (as such term is defined in the Employment Agreement).

b.	Provided that this Agreement is signed by Executive in the period of time set forth in Section 4(d) of the Employment Agreement and not revoked by Executive, the Company shall provide Executive with the Severance Benefits (as such term is defined in the Employment Agreement) set forth in Section [4(b) / 4(c)] of the Employment Agreement.

c.	The payments referenced in Sections 2(a) and 2(b) shall be made at the applicable time(s) provided for in the Employment Agreement.

d.	All outstanding equity awards held by Executive shall be treated in accordance with their terms and the provisions of Section [4(b) / 4(c)] of the Employment Agreement, including with respect to any post-termination exercise periods for vested stock options.

3.	General Release. Executive does hereby release, remise, acquit and discharge the Company of and from claims, demands and liabilities: (a) arising out of Executive’s service to the Company; (b) for breach of contract, breach of covenant of good faith and fair dealing, wrongful discharge, promissory estoppel, infliction of emotional harm, or other tort; and (c) for violation of applicable labor and employment laws, including the Executive Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, and claims arising under the civil rights laws of any federal, state or local jurisdiction; excepting:

a.	rights of Executive under this Agreement;

b.	rights of Executive relating to equity awards held by Executive as of the Separation Date;

c.	the right of Executive to receive COBRA continuation coverage in accordance with applicable law;

d.	rights to indemnification Executive may have (i) under applicable corporate law, (ii) under the by-laws, certificate of incorporation or similar governing documents of Company, (iii) under a written indemnification agreement with Company, or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

e.	claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company and (ii) for earned but unused vacation pay through the Separation Date in accordance with applicable Company policy; and

f.	claims for the reimbursement of unreimbursed business expenses incurred prior to the Separation Date pursuant to applicable Company policy; and

g.	any rights that Executive may have as a stockholder (or former stockholder) of Company with respect to dividend payment rights or payments in respect of shares of Company common stock sold in a merger or other transaction in accordance with the applicable merger or transaction agreement.

Notwithstanding the foregoing, this Section does not: (A) release the Company from any obligation expressly set forth in this Agreement or from any obligation, including, without limitation, obligations under the Workers Compensation Act, which as a matter of law cannot be released; (B) prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”); or (C) prohibit Executive from participating in an investigation or proceeding by the EEOC or any comparable state or local agency, or providing information or documents to the EEOC or any comparable state or local agency.

4.	Specific Waiver. Nothing herein shall be deemed to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive or release, as to those matters that are expressly outside of the scope of the release pursuant to Section 3.

5.	Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from (A) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure pursuant to this Section, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

6.	Complete Agreement. This Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.	Acceptance; Revocation. Executive acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this Agreement, unless applicable law requires a longer period, in which case Executive shall be advised of such longer period and such longer period shall apply. Executive may accept this Agreement at any time within this period of time by signing the Agreement and returning it to the Company. This Agreement shall not become effective or enforceable until seven (7) calendar days after Executive signs it. Executive may revoke his or her acceptance of this Agreement at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Agreement for all purposes. This Agreement shall become effective on the day following the conclusion of the seven (7) calendar day period.

8.	Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, Executive has executed this Separation and Release Agreement as of the date last set forth below.

EXECUTIVE

Date:

Name:

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